Form N-SAR, Sub-Item 77C
Submission of matters to a vote of
security holders

Nuveen Michigan Quality Income
Municipal Fund, Inc.
33-42082
811-6383

A special meeting of the shareholders
of the Nuveen Michigan Quality
Income Municipal Fund, Inc. was
held on July 26, 2005.

The purpose of the meeting was to
approve
a new investment management
agreement.  We hereby incorporate
by reference the voting results of the
meeting as filed
in the SEC filing on
October 7, 2005, under Conformed
Submission
Type N-CSR, accession
number 0000891804-05-003012.